SEC FILE NUMBER 0-14859
                                                       CUSIP NUMBER: 184562 50 0


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K
             [ ] Form 10-QSB [ ] Form N-SAR

           For  Period  Ended: June 30, 1999
           [ ]  Transition Report on Form 10-K
           [ ]  Transition Report on Form 20-F
           [ ]  Transition Report on Form 11-K
           [ ]  Transition Report on Form 10-Q
           [ ]  Transition Report on Form N-SAR
           For the Transition Period Ended: __________________________________

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Garb Oil & Power Corporation
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Full Name of Registrant


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Former Name if Applicable

10 Exchange Place, Suite 507
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Address of Principal Executive Office (Street and Number)

Salt Lake City, Utah 84111
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |  (a)      The reasons described in reasonable detail in Part III of this
      |           form  could  not  be  eliminated  without  unreasonable effort
      |           or expense;
      |
      |  (b)      The  subject  annual  report, semi-annual   report; transition
      |           report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
[X]   |           thereof, will be filed on or before the fifteenth calendar day
      |           following the  prescribed  due date; or the subject  quarterly
      |           report or transition  report on Form 10-Q, or portion  thereof
      |           will be filed on or before the fifth  calendar  day  following
      |           the prescribed due date; and
      |
      |  (c)      The accountant's statement or  other exhibit  required by Rule
      |           12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets If Needed)

          The financial statements were not completed in time to adequately prepare the Form 10-KSB.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           John C. Brewer                 (801)             322-5410
          ----------------------      ---------------  --------------------
               (Name)                    (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [ ] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

          In 1998 the registrant reported revenues of $9,625. In 1999 the registrant had no revenues. In 1998 the registrant reflected a net loss of $217,439. In 1999 it is anticipated the loss will be $123,519. In 1998 the auditors issued a "going concern" opinion and it is anticipated the report in 1999 will contain the same opinion.
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                     Garb Oil & Power Corporation
                   --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: September 28, 1999                   By:/s/ John C. Brewer
                                              --------------------------
                                              John C. Brewer, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

     Intentional Misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).